Exhibit 99.1

NCI, Inc. Reports Strong Fourth Quarter and Year End 2007 Financial Results

  Strong year-over-year increases in revenue: 2007 up 39% and fourth quarter up 37%
  Organic growth of 19% for 2007 and 11.5% for the fourth quarter
  Operating margin for 2007 improved year-over-year 90 basis-points to 7.3%
  Contract awards for 2007 of $311 million, with continued strong backlog based on new task orders

RESTON, Va.--(BUSINESS WIRE)--NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the fourth quarter and year ended December 31, 2007. The table below is a summary of our financial results:

	Q4: 2007	2007
Revenues	$88.2 million	$304.4 million
Operating income	$6.5 million	$22.3 million
Operating margin	7.4%	7.3%
Net income	$3.3 million	$12.6 million
Diluted EPS	$0.25	$0.93

Reported Results

For the fourth quarter of 2007, NCI reported record revenues of $88.2 million compared to $64.6 million for the fourth quarter of 2006, with an organic revenue growth rate of 11.5%. Operating income for the fourth quarter of 2007 was $6.5 million, compared to $4.5 million for the fourth quarter of 2006. Operating margin of 7.4% for the fourth quarter of 2007 compares with an operating margin of 7.0% for the same period in 2006. Net income for the fourth quarter was $3.3 million, compared to $3.1 million for the same period in 2006. Diluted earnings per share for the fourth quarter were $0.25 per share, compared to $0.23 per share for the comparable period in 2006. The effective tax rate for the fourth quarter of 2007 was 41.7%, higher than the expected 39.5% due to an adjustment from the provision to return true-up for the 2006 tax returns. Diluted shares outstanding for the fourth quarter of 2007 were 13.6 million shares compared to 13.5 million shares for the fourth quarter of 2006.

For 2007, NCI reported revenues of $304.4 million, compared to $218.3 million for 2006, with an organic revenue growth rate of 19%. Operating income for 2007 was $22.3 million, or an operating margin of 7.3%, compared to $14.0 million, or an operating margin of 6.4%, for 2006. Net income for 2007 was $12.6 million, compared to $9.3 million for the same period in 2006. Diluted earnings per share for 2007 were $0.93 per share, compared to $0.69 per share for 2006. Diluted shares outstanding for both 2007 and 2006 were 13.5 million.

CEO Comments

Charles K. Narang, NCI’s Chairman and CEO, said, “We once again continued to drive our business forward with excellent operating results combined with the execution of all of our major strategic initiatives. During 2007 we integrated the acquisitions of Karta Technologies, Inc. and Operational Technologies Services, Inc. into NCI which dramatically broadened our customer base and expanded our core capabilities. We added to our GWAC contract base prime positions on the GSA Alliant, the U.S. Army DLETP, and the Defense Logistics Agency’s DESP II contacts. Finally, our top-line organic growth of 19% was above our targeted goal, and we continued to improve our profitability as we leveraged our operations over an expanded and well-positioned business base.”

Business Highlights

NCI’s president and COO, Terry Glasgow, stated, “During the fourth quarter we continued to make excellent progress on the business development front with bookings of approximately $122 million, or a 1.4 book-to-bill ratio for the quarter. In particular, we were competitively awarded a single source $97 million ITES-2S task order for enterprise mission support services for the U.S. Army Network Enterprise Technology Command/9th Signal Command (Army) Enterprise Systems Technology Activity (NETCOM/9th SC (A)/ESTA). We exit 2007 with a strong business development pipeline and an exceptional portfolio of GWAC contract vehicles to continue driving organic growth into 2008 and beyond.”

Key Metrics

NCI reported total backlog for the fourth quarter of 2007 of $756 million, of which $189 million was funded backlog. This compares to total backlog of $612 million at the end of 2006, including $123 million in funded backlog. During the fourth quarter of 2007, approximately 84% of revenue was from prime contracts. Time-and-materials contracts accounted for 37% of revenue, cost-plus contracts accounted for 29% of revenue, and fixed-price contracts accounted for 34% of revenue for the fourth quarter of 2007. Our customer mix for the fourth quarter of 2007 reflects approximately 82% of revenues from the Department of Defense and Intelligence customers and approximately 17% of revenues from federal civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 92 days.

Outlook

The table below summarizes the guidance ranges for the first quarter of 2008 and guidance for the full year 2008. This outlook does not reflect the impact of any future acquisitions.

	1st Quarter 2008	Full Year 2008
Revenue	$86 million - $90 million	$365 million - $375 million
Diluted Earnings Per Share	$0.24 - $0.26	$1.09 - $1.15

Conference Call Information

NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EST, to discuss fourth quarter 2007 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 4805708. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. EST today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 4805708. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001:2000 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including network engineering; information assurance, systems engineering and integration, enterprise systems management, engineering and logistics, training solutions and medical/healthcare management and IT. Headquartered in Reston, Virginia, NCI has approximately 2,000 employees and over 75 locations. For more information, visit our Web site at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate Operational Technologies Services, Inc., Karta Technologies, Inc. and future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; adverse results of U.S. government audits of our government contracts; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans.

These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC) for the period ended December 31, 2006, and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Revenue	$88,218	$64,553	$304,420	$218,340

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	76,092	56,091	263,679	188,878
General and administrative expense	4,675	3,333	15,396	12,852
Depreciation and amortization	461	391	1,652	1,629
Amortization of intangible assets	444	231	1,360	957
Total operating costs and expenses	81,672	60,046	282,087	204,316

Operating income	6,546	4,507	22,333	14,024
Interest income	87	233	544	817
Interest expense	(903)	(22)	(1,886)	(89)

Income before income taxes	5,730	4,718	20,991	14,752
Income tax expense (benefit)	2,392	1,591	8,420	5,493
Net income	$3,338	$3,127	$12,571	$9,259

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,352	13,328	13,335	13,328
Net income per share	$0.25	$0.23	$0.94	$0.69

Diluted:
Weighted average shares and equivalent shares outstanding	13,576	13,476	13,539	13,483
Net income per share	$0.25	$0.23	$0.93	$0.69

NCI, Inc.
Consolidated Balance Sheets
December 31,
(in thousands, except per share data)
(unaudited)

	As of December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$109	$13,930
Accounts receivable, net	88,493	65,841
Deferred tax assets	1,890	1,678
Prepaid expenses and other current assets	1,244	1,280
Total current assets	91,736	82,729

Property and equipment, net	5,120	4,925
Other assets	930	785
Deferred tax assets, net	20	552
Intangible assets, net	5,448	381
Goodwill	75,492	17,427
Total assets	$178,746	$106,799

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,803	$22,712
Accrued salaries and benefits	12,572	9,036
Other accrued expenses/liabilities	6,641	3,402
Deferred revenue	2,215	1,259
Current portion of long-term debt	942	—
Total current liabilities	53,173	36,409

Long-term debt	42,000	—
Other liabilities	217	168
Deferred rent	3,115	3,636
Total liabilities	98,505	40,213

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 8,153,416 shares issued and outstanding as of December 31, 2007 and 7,702,760 shares issued and outstanding as of December 31, 2006	155	134
Class B common stock, $0.019 par value—12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of December 31, 2007 and 6,300,000 shares issued and outstanding as of December 31, 2006	99	120
Additional paid-in capital	58,157	57,073
Retained earnings	21,830	9,259
Total stockholders’ equity	80,241	66,586

Total liabilities and stockholders’ equity	$178,746	$106,799

NCI, Inc.
Consolidated Statement of Cash Flows
For the years ending December 31,
(in thousands, except per share data)
(unaudited)

	Year ended December 31,
	2007	2006
Cash flows from operating activities
Net income	$12,571	$9,259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,012	2,586
Gain on sale and disposal of property and equipment	(4)	(3)
Non-cash stock compensation expense	774	156
Deferred income taxes	321	2,834
Changes in operating assets and liabilities:
Accounts receivable, net	(5,776)	(19,230)
Prepaid expenses and other assets	306	(839)
Accounts payable	4,996	13,858
Accrued expenses/other current liabilities	2,289	(98)
Deferred rent	(485)	(431)
Net cash provided by operating activities	18,004	8,092

Cash flows from investing activities
Purchase of property and equipment	(1,003)	(314)
Proceeds from sale of property and equipment	4	6
Cash paid for acquisitions, net of cash acquired	(73,856)	—
Net cash used in investing activities	(74,855)	(308)

Cash flows from financing activities
Proceeds from exercise of stock options	221	—
Excess tax deduction from exercise of stock options	89	—
Borrowings (repayments) on line of credit, net	42,942	—
Principal payments under capital lease obligations	(222)	(311)
Distributions to stockholders	—	(5,866)
Net cash provided by (used in) financing activities	43,030	(6,177)

Net change in cash and cash equivalents	(13,821)	1,607
Cash and cash equivalents, beginning of year	13,930	12,323
Cash and cash equivalents, end of year	$109	$13,930

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,885	$89
Income taxes	$8,069	$3,061

Supplemental disclosure of noncash activities:
Equipment acquired under capital leases	$216	$213

CONTACT:
NCI, Inc.
Maureen Crystal, 703-707-6777
mcrystal@nciinc.com